Exhibit 10.3

April 15, 2020

Hank Mansbach

San Francisco, USA

Dear Hank,

This letter supersedes your existing offer letter with 89bio Ltd. dated November 20, 2018 with respect to your continued employment with 89bio, Inc. (the “Company”) as Chief Medical Officer (CMO). This letter is effective as of the date hereof.

Duties

In your capacity as a CMO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer, (the “CEO”) of the Company. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

Location

Your principal place of employment shall in the San Francisco Bay area, subject to business travel as needed to properly fulfil your employment duties and responsibilities.

Base Salary

In consideration of your services, you will be paid a base salary of $420,000 per year, subject to review by the Board of Directors of the Company (the “Board”), or a committee thereof, from time to time, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus

Each year, you will have an opportunity to earn a discretionary target bonus of up to 35% of your base salary (the “Target Bonus”). Your actual bonus amount will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Board. Any annual bonus with respect to a particular calendar year will be paid within 2 1/2 months following the end of the year for which the annual bonus relates.

You must remain continuously employed through the end of the applicable calendar year to be eligible to receive an annual bonus payment for a particular calendar year.

Expenses

The Company will reimburse you only for out of pocket business related expenses reasonably incurred in the performance of your duties, as approved by the Board in the annual budgeting process and in accordance with any expense claiming policies and guidelines promulgated by the Company from time to time.

Equity Grants

Subject to the discretion and approval of the Board or the Compensation Committee of the Board, you will be eligible to receive awards under the Company’s 2019 Amended and Restated Equity Incentive Plan (or any successor thereto) (the “Equity Plan”) from time to time in accordance with the terms and conditions thereof.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s C-level executives in the United States, as those policies are developed and amended by the Company. You will be entitled to vacation in accordance with the Company’s policies for C-level executives in effect from time to time. The Company and its subsidiaries reserve the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

At-will Employment

Your employment with the Company is for no specific period of time. Rather, your employment is at-will, meaning that any party may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company after approval by the Board.

Severance Outside of the Change in Control Protection Period

If (i) your employment with the Company is involuntarily terminated by the Company without Cause (as defined below) and not due to a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein, the Employee Proprietary Information and Invention Assignment Agreement (the “PIIA”) previously executed by you, and/or the Employee Arbitration Agreement previously executed by you, both of which shall continue to apply to your employment with the Company, as successor to 89bio Ltd.) or (ii) you resign your employment with the Company for Good Reason (as defined below), in each case, at any time outside of the Change in Control Protection Period (as defined below), subject to your execution of a release of claims in a form provided by the Company, you will be eligible to receive severance in an amount equal to: (i) nine (9) months of base salary at the rate then in effect and (ii) subject to your timely election under COBRA, payment or reimbursement of a portion of your COBRA premiums for nine (9) months following your termination or, if earlier, until such time as you become eligible for similar coverage through another employer, which benefits shall be paid for by the Company to the same extent that the Company paid for health insurance for you prior to termination, (such amounts described in clauses (i) through (ii) herein, collectively, the “Severance Benefits”). You will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Code Section 4980D as a result of providing some or all of the payments described in this paragraph, the Company may reduce or eliminate its obligations under this paragraph to the extent it deems necessary, with no offset or other consideration required. The Severance Benefits will be provided in regular installments in accordance with the Company’s normal payroll practices over a period of nine (9) months commencing on the first payroll date following the date on which the Release Condition is satisfied.

For purposes herein, the “Release Condition” means your execution, delivery, and non- revocation of the release within 30 days following your termination of employment.

For purposes herein, “Cause” means a reasonable, good faith finding by the Board that you: (i) committed, have been convicted of, or entered a plea of guilty or nolo contendere or no contest with respect to, (x) any felony or (y) any misdemeanor involving dishonesty or moral turpitude; (ii) engaged in gross negligence, willful misconduct, or any bad-faith act that is, or could reasonably be expected to be, materially injurious to the business or reputation of the Company; (iii) committed an act of fraud, embezzlement, theft, or misappropriation against the Company or otherwise in the course of your employment with, or the performance of duties for, the Company; (iv) substantially failed to perform your duties in respect of your employment diligently and in a manner consistent with prudent business practice; (v) failed to execute and carry out any reasonable lawful directive of the Chief Executive Officer or the Board that is related to the business of the Company; or (vi) engaged in any act or omission that is materially injurious the business, financial condition, or operations of the Company.

For purposes herein, “Good Reason” means your resignation based on any of the following events without your written consent, (a) a material diminution in your authority, duties or responsibilities; (b) a material diminution in your annual base salary except if the base salaries of a significant number of other executives and members of senior management of the Company also are proportionately reduced, whether or not such reduction is voluntary on your part or on the part of such other executives and senior management; (c) the Company’s relocation of your primary work location outside a 40-mile radius of San Francisco that increases your one- way driving distance by more than 40 miles; (d) any other action or inaction that constitutes a material breach of the terms of this agreement. To constitute a resignation for Good Reason: (i) you must provide written notice to the Company within thirty (30) days of the initial existence of the event constituting Good Reason, (ii) you may not terminate your employment unless the

Company fails to remedy the event constituting Good Reason within fifteen (15) days after such notice has been deemed given pursuant to this offer letter, and (iii) you must terminate employment with the Company no later than fifteen (15) days after the end of the 15-day cure period in which the Company fails to remedy the event constituting Good Reason.

Severance During the Change in Control Protection Period

In the event you are terminated without Cause or resign for a Change in Control Good Reason (as defined below) within ninety (90) days prior to, or twelve (12) months following the consummation of a Change in Control (the “Change in Control Protection Period”), then, subject to the Release Condition described above, the amount of the Severance Benefits described above will be twelve (12) months instead of nine (9) months, will also include payment of 1.0 times your Target Bonus (such compensation and benefits, including the Target Bonus payment, the “Change in Control Severance Benefits”) and all Change in Control Severance Benefits will be paid in a lump sum plus, any then outstanding equity then held by you that is unvested will vest in full. For purposes herein, “Change in Control” shall have the meaning set forth in the Company’s Equity Plan and “Change in Control Good Reason” shall have the same meaning as “Good Reason” except that the following additional prong will apply: a material diminution in your reporting relationship.

Section 409A

This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this letter, payments provided under this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A.

Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Whenever in this letter a payment or benefit is conditioned on your execution of a release of claims, such release must be executed, and all revocation periods shall have expired, within 45-days after the date of your termination of employment, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation for purposes of Section 409A, and if such 45-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

Section 4999

Anything in this letter to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of you (whether pursuant to the terms of this letter agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall either (a) be delivered in full, or (b) subject to, and in a manner consistent with the requirements of Section 409A of the Code, be reduced to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that any Payments are to be reduced pursuant to this paragraph, then the reduction shall be applied as follows: (i) first, on a pro rata basis to your cash severance payments and your target cash incentive award payment, (ii) second, on a pro rata basis to your equity incentive awards, and (iii) third, to any outstanding awards under the Equity Plan. The determinations to be made with respect to this paragraph shall be made by a qualified accounting or legal professional firm (the “Tax Professional”) jointly selected by the Company and you and paid by the Company. The Tax Professional shall be a nationally recognized United States public accounting or law firm that has not during the two years preceding the date of its selection acted in any way on behalf of the Company or any of its subsidiaries. If you and the Company cannot agree on the firm to serve as the Tax Professional, then you and the Company shall each select one such firm and those two firms shall jointly select such a different firm to serve as the Tax Professional. Absent manifest error, the determinations by the Tax Professional shall be binding upon you and the Company.

Governing Law

This letter shall be governed by the laws of California, without regard to conflict of law principles.

Representations and Warranties

By accepting this offer of continued employment, you represent that you are able to continue performing your duties pursuant to this job and carry out the work that it involves without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a former employer. You further confirm that you will not and have not removed or taken any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your former employer to the Company without written authorization from your former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

By accepting this offer of continued employment, you acknowledge and agree that, so long as you are employed by the Company, except upon the prior written consent of the [Chief Executive Officer or the ] Board, you will not (i) accept any other employment, or (ii) engage, directly or indirectly , in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place you in a conflicting position to that of, the Company.

Upon your acceptance of this offer of continued employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below.

I look forward to your continued success with the Company. If you have any questions, please don’t hesitate to call me.

Yours sincerely,

Rohan Palekar

Chief Executive Officer

On behalf of 89bio, Inc.

Acceptance of Offer

I have read, understood and accept all the terms of the offer of continued employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Hank Mansbach

Signed:	/s/ Hank Mansbach

Date:	April 15, 2020

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